Exhibit 99.1

MoneyLion Reports Record Third Quarter 2021 Results

Record Quarterly Net Revenue up 91% and Adjusted Revenue up 119% Year-over-Year

Accelerating Customer Growth with Total Customers Up 131% Year-over-Year

Successful Business Combination and Public Listing on NYSE

NEW YORK, NY, November 10, 2021 – MoneyLion Inc. (“MoneyLion”) (NYSE: ML), an award-winning, data-driven, digital financial platform, today announced financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Highlights:

●	Net revenue increased 91% to $44.2 million, compared to $23.1 million in Q3 2020, while adjusted revenue increased 119%, reaching $42.0 million, compared to $19.2 million in Q3 2020
●	Gross profit increased 146% to $27.0 million, compared to $10.9 million in Q3 2020, while adjusted gross profit increased 154% to $27.0 million, compared to $10.6 million in Q3 2020
●	Adjusted gross profit margin of 64%, compared to 55% in Q3 2020
●	Total customers grew 131% to 2.7 million, compared to 1.2 million in Q3 2020
●	Total originations grew 135% to $274 million, compared to $117 million in Q3 2020
●	Total products grew 75% to 6.9 million, compared to 4.0 million in Q3 2020
●	Net loss of $20.3 million, compared to $5.5 million in Q3 2020

“MoneyLion is delivering on our vision of building a fully-digital private bank for the working middle class,” said Dee Choubey, MoneyLion co-founder and CEO. “Our platform of financial products, which now includes full-featured banking, investing, credit, crypto and rewards, along with personalized insights and advice, is resonating with millions of Americans as evidenced by our strong third quarter and year to date results. We reported record adjusted revenue in the third quarter, while also improving our adjusted gross profit margin to 64%. MoneyLion’s strategy of building a ‘fintech super-app’ has found product market fit, as we added approximately 510,000 new users in the third quarter, underscoring the continued positive outcomes our digital financial platform delivers daily. Finally, we achieved a significant milestone in September by successfully transitioning to a public company. Looking ahead, our fortified balance sheet, continued product innovation, and experienced management team provides a strong foundation for future growth. Based on our progress year to date and in anticipation of continued momentum in the fourth quarter, we are reiterating our full year 2021 guidance of adjusted revenue of $155 million.”

Third Quarter Business Updates

●	On September 13th, MoneyLion announced the launch of its new cryptocurrency capabilities, enabling customers to buy and sell Bitcoin and Ethereum, as well as the ability to round-up their debit card purchases in either Bitcoin or US Dollars.

●	On September 22nd, MoneyLion completed its planned business combination with Fusion Acquisition Corp. and on September 23rd the newly combined company, operating as MoneyLion, commenced trading on the New York Stock Exchange (NYSE) under the symbol “ML”.

Outlook

MoneyLion reiterated its recently increased annual outlook for fiscal year 2021 of adjusted revenue of $155 million and adjusted gross profit of $100 million that was previously announced on September 8, 2021.

Earnings Webcast

The Company will hold a conference call today at 8:30 a.m. ET to discuss its third quarter results. A live webcast will be available here and on MoneyLion’s Investor Relations website at investors.moneylion.com. Please dial into the conference 5-10 minutes prior to the start time and ask for the MoneyLion third quarter 2021 earnings call.

Toll-free dial-in number: 1-888-428-7458

International dial-in number: 1-862-298-0702

Confirmation number: 13724518

Shortly following the call, a transcript of the call will be available on the same website.

About MoneyLion

MoneyLion is a mobile banking and financial membership platform that empowers people to take control of their finances. Since its launch in 2013, MoneyLion has engaged with 9.4 million hard-working Americans and has earned its members’ trust by building a full-service digital platform to deliver mobile banking, lending, and investment solutions. From a single app, members can get a 360-degree snapshot of their financial lives and have access to personalized tips and tools to build and improve their credit and achieve everyday savings. MoneyLion is headquartered in New York City, with offices in Sioux Falls and Kuala Lumpur, Malaysia. MoneyLion has achieved various awards of recognition including the 2020 Forbes FinTech 50, Aite Group Best Digital Wealth Management Multiproduct Offering, Finovate Award for Best Digital Bank 2019, Benzinga FinTech Awards winner for Innovation in Personal Finance 2019 and the Webby Awards 2019 People’s Voice Award.

For more information about the company, visit www.moneylion.com. For investor information and updates, visit www.moneylion.com/investors and follow @MoneyLionIR on Twitter.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics and expectations and timing related to potential benefits, terms and timing of the transaction. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of MoneyLion’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of MoneyLion. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the shareholders of MoneyLion is not obtained; failure to realize the anticipated benefits of the proposed business combination; risks relating to the uncertainty of the projected financial information with respect to MoneyLion; future global, regional or local economic and market conditions; the development, effects and enforcement of laws and regulations; MoneyLion’s ability to manage future growth; MoneyLion’s ability to develop new products and solutions, bring them to market in a timely manner, and make enhancements to its platform; the effects of competition on MoneyLion’s future business; or, the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that MoneyLion presently knows or that MoneyLion currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect MoneyLion’s expectations, plans or forecasts of future events and views as of the date of this press release. MoneyLion anticipates that subsequent events and developments will cause its assessments to change. However, while MoneyLion may elect to update these forward-looking statements at some point in the future, MoneyLion specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing MoneyLion’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Financial Information; Non-GAAP Financial Measures

Some of the financial information and data contained in this press release, such as adjusted revenue and adjusted gross profit, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). MoneyLion management uses these non-GAAP measures for various purposes, including as measures of performance and as a basis for strategic planning and forecasting. MoneyLion believes these non-GAAP measures of financial results provide relevant and useful information to management and investors regarding certain financial and business trends relating to MoneyLion’s results of operations. MoneyLion’s method of determining these non-GAAP measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and MoneyLion does not recommend the sole use of these non-GAAP measures to assess its financial performance. MoneyLion management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in MoneyLion’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. You should review MoneyLion’s financial statements, which are included in MoneyLion’s 10-Q, and not rely on any single financial measure to evaluate MoneyLion’s business. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, which could be material based on historical adjustments.

Definitions:

Adjusted Revenue: A non-GAAP measure, defined as total net revenue plus amortization of loan origination costs less provision for loss on membership receivables and provision for loss on fees receivables and revenue derived from phased out products.

Adjusted Gross Profit: A non-GAAP measure, defined as total net revenue less directly attributable operating expenses, revenue derived from phased out products and non-operating income.

Total Originations: Defined as the dollar volume of the secured personal loans originated and cash advances funded within the stated period.

Total Customers: Defined as customers that have opened at least one account, including banking, membership subscription, secured personal loan, cash advance, managed investment account, cryptocurrency account or affiliate product.

Total Products: Defined as the total number of products that our total customers have opened including banking, membership subscription, secured personal loan, cash advance, managed investment account, cryptocurrency account, or affiliate product, or signed up for our financial tracking services (with either credit tracking enabled or external linked accounts), whether or not the customer is still registered for the product.

Contacts

MoneyLion Communications

pr@moneylion.com

Cody Slach, Alex Kovtun

Gateway Investor Relations

(949) 574-3860

ir@moneylion.com

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Revenue
Net interest income on finance receivables	$2,293	$1,654	$5,716	$3,617
Membership subscription revenue	8,347	8,435	23,709	22,778
Affiliates income	3,175	518	6,444	1,368
Fee income	30,402	12,471	79,659	28,924
Other income	3	39	21	174
Total Revenues, net	44,220	23,117	115,549	56,861
Operating expenses
Marketing	13,531	2,921	27,060	7,404
Provision for loss on receivables	15,238	10,456	36,644	14,587
Other direct costs	1,828	1,183	6,983	3,137
Interest expense	1,627	865	4,947	2,316
Personnel expenses	15,483	4,672	30,736	15,704
Underwriting expenses	2,158	1,137	5,702	4,553
Information technology expenses	1,195	1,725	5,009	5,089
Bank and payment processor fees	6,770	3,697	18,526	8,987
Change in fair value of warrant liability	(6,551)	(228)	42,239	(228)
Change in fair value of subordinated convertible notes	-	-	49,561	-
Professional fees	4,678	1,879	12,715	4,516
Depreciation expense	486	286	1,502	811
Occupancy expense	(46)	314	719	913
Gain on foreign currency translation	(135)	(43)	(178)	(155)
Other operating expenses	8,242	(257)	6,221	393
Total operating expenses	64,504	28,607	248,386	68,027
Net loss before income taxes	(20,284)	(5,490)	(132,837)	(11,166)
Income tax benefit	(1)	-	41	(13)
Net loss	$(20,283)	$(5,490)	$(132,878)	$(11,153)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Total revenues, net	$44,220	$23,117	$115,549	$56,861
Add back:
Amortization of loan origination costs	464	207	1,039	1,364
Less:
Provision for loss on receivables - membership receivables	(1,025)	(3,355)	(2,204)	(4,713)
Provision for loss on receivables - fees receivables	(1,671)	(479)	(3,563)	(632)
Revenue derived from products that have been phased out	(6)	(311)	119	(2,167)
Non-operating income	(3)	(18)	(6)	(112)
Adjusted Revenue	$41,979	$19,160	$110,935	$50,603

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Total revenue, net	$44,220	$23,117	$115,549	$56,861
Less:
Cost of Sales
Bank and payment processor fees	(6,770)	(3,697)	(18,526)	(8,987)
Underwriting expenses	(2,158)	(1,137)	(5,702)	(4,553)
Provision for loss on receivables - membership receivables	(1,025)	(3,355)	(2,204)	(4,713)
Provision for loss on receivables - fees receivables	(1,671)	(479)	(3,563)	(632)
IT expenses	(1,633)	(1,294)	(4,493)	(3,817)
Professional fees	(978)	(632)	(2,460)	(2,037)
Personnel expenses	(1,015)	(815)	(2,805)	(2,662)
Other direct costs	(1,828)	(1,183)	(6,983)	(3,137)
Other operating (income) expenses	(184)	419	(285)	337
Gross Profit	$26,960	$10,944	$68,529	$26,662
Less:
Revenue derived from products that have been phased out	(6)	(311)	119	(2,167)
Non-operating income	(3)	(18)	(6)	(112)
Adjusted Gross Profit	$26,951	$10,614	$68,643	$24,383